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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

                       NORTH COUNTRY FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN

For Immediate Release:                       June 23, 2004
Contact:                                     Investor Relations (800) 200-7032
Website:                                     www.northcountrybank.com


 NORTH COUNTRY FINANCIAL CORPORATION ANNOUNCES CONDITIONAL SETTLEMENT 0F CLASS
                          ACTION SECURITIES LITIGATION

(Manistique, Michigan) - North Country Financial Corporation (Nasdaq: NCFC) (the "Company"), the holding company for North Country Bank and Trust, announced today a conditional settlement of In re North Country Financial Corporation Securities Litigation, Civil Action No. 2:03-cv-00119-GJQ, a securities action brought on behalf of a putative class, which is pending in the U.S. District Court for the Western District of Michigan. A Stipulation for Conditional Settlement of Class Action signed by counsel for all parties was filed with the Court on June 21, 2004. This conditional settlement does not include a shareholder's derivative action also pending in the Court, which by its nature does not involve claims against the Company.

In general, the Stipulation specifies that (a) within thirty days after final approval of the settlement by the Court and the expiration of all appeals periods (i) the individual defendants shall cause to be paid to plaintiffs $500,000, and (ii) the Company shall pay to plaintiffs $50,000, and (b) a conditional payment shall be made to the plaintiffs by the Company of an additional $200,000 upon the occurrence of any of the following events (i) sale of control of the Company, (ii) sale of substantially all of the assets of the Company, or (iii) collection of a judgment or settlement of the Company's claims against any third party that exceeds $200,000.

Completion of the settlement is conditional upon satisfaction of a number of matters set forth in the Stipulation, and further proceedings in the Court. At this time, there can be no assurance that all conditions set forth in the Stipulation will be satisfied.

Headquartered in Manistique, Michigan, North Country Financial Corporation is a financial services company providing commercial, consumer, and mortgage banking services to a client base throughout northern Michigan. North Country Bank and Trust, its primary subsidiary, currently has 15 branch locations conveniently located throughout Michigan's Upper Peninsula and northern Lower Michigan.